EXHIBIT 10.19

RENTAL LEASE	Page 1(4)
for premises	No 4026-3520

Draft

The signers have on this day come to the following agreement:	A tick in a box means that the following text is in force

Landlord	Förvaltningsbolaget Marievik HB c/o AMF Pension				Organization number 916503-8010

Tenant	Learning Tree International AB				Organization number 556282-4184

Premises address etc.	Municipality Stockholm		Name of building Marievik 15

	Street Årstaängsvägen 5			Floors/buildings 6 (4 stairs)	Apartment No 3420

Postal address Årstaängsvägen 5 117 43 STOCKHOLM

Condition and use of premises	Unless otherwise stated, the premises with its adherent spaces is let in its present condition to be used for: Offices and education facilities

Size and extent of premises	Office area in floors | m2 6 2572

The stated areas

☐ have    ☒ have not been measured prior to the signing of this contract

If the area stated in the lease deviates from the measured area, the deviation does not give the tenant a refund right,

nor does it give the landlord a right to raise the rent.

☒ The extent of the pre-leased premises have been marked in the appended blueprint(s).                     Appendix 4

	access to loading by car	Space for signboard	Parking space for ☒ 5 car(s)	Garage space for	☐ See appendix 6

Equipment etc.

Premises let

☒ without special equipment for the intended business    ☐ with special equipment according to appendix

At the termination of the lease, the tenant will, if no other agreement has been settled, dispose of property belonging to the tenant, and the premises must be left in an acceptable condition.

The parties agree to, on the last day of the lease by the latest, perform a joint inspection of the premises.

If, as a result of actions by the tenant – taken with or without the consent of the landlord – the premises, on the day of departure, contain material not previously agreed that the landlord is responsible for, the tenant must dispose of the material or compensate the landlord its cost for removal, such as taxes, transport and fees for dumping, or corresponding costs.

Telephone line

The tenant will pay for any costs for installing telephone lines from the connection point stated by the telephone

☒ company to the places on the premises chosen by the tenant in consultation with the landlord.

The landlord will pay for any costs to install lines to the premises. The installation within the premises will be performed and funded by the tenant, but all installation must take place in consultation with the landlord.

IT connection

The tenant will pay for any costs for installing IT connections from the connection point stated by the IT

    ☒ company to the places on the premises chosen by the tenant in consultation with the landlord.

The landlord will pay for any costs to install lines to the premises. The installation within the premises will be performed and funded by the tenant, but all installation must take place in consultation with the landlord.

Term of lease	From 2006-01-01		Until 2011-12-31

Termination/ extensions	This contract must be terminated in writing at least 9 months prior to the expiry of the agreed leasing period. If not, the contract will be extended by 3 years at a time.

Heating and hot water	Necessary heating of the premises is taken care of by ☒ the landlord ☐ the tenant
Hot water is provided ☒ all year round ☐ not at all ☐

Please note

In some cases an appendix might have be attached to the lease, in addition to a ticked box, in order for the agreement of the appendix to come into force. This might apply to clauses regarding index, real estate tax and regarding the tenant’s right to a reduced rent in case of customary maintenance.

RENTAL LEASE	Page 2(4)
for premises	No 4026-3520

The signers have on this day come to the following agreement:	A tick in a box means that the following text is in force

Rent	SEK 4 200 000 annually comprising ☐ total rent ☒ rent excl. supplements marked below

Index clause	☒ Change of the rent stated above is made in accordance to the appended index clause

Cost for heating and hot water	☐ Fuel/heating supplement according to appended clause

Water and drainage	☐ Supplement for water and drainage according to appended clause

Ventilation	☐ Costs for ventilation equipment compensated for in accordance with appended clause

Electricity	☐ Included in the rent ☒ The tenant has separate contract

Cleaning of stairwell	☒ Included in the rent ☐ Arranged and paid for by the tenant

Refuse and waste removal

To the extent that it falls on the landlord to on the one hand supply the tenant with space for storage of garbage and packing, and on the other hand to arrange for removal of such waste, it falls on the tenant to sort and place waste in intended containers on the intended site, as well as, without compensation, take part in further recycling measures that might be decided by the landlord.

Refuse and waste removal

☐ Included in the rent

☐ Taken care of and funded by the tenant

☒ Included in the rent regarding waste sections marked below. It falls on the tenant to take care of and fund collection, sorting, storage and transportation of any waste sections the tenant might have which are not marked below.

	☐domestic waste	☐ fluorescent tubes	☐ rigid plastic
	☐ bulky refuse	☐ metal	☐ toxic/harmful waste
	☐ compost waste	☐ untinted glass	☒ common office waste
	☐ paper	☐ tinted glass	☐
	☐ batteries	☐ paper packaging	☐

Snow clearance and gritting	☒ Included in rent	☐ Taken care of and funded by tenant		☐ According to appendix

Property taxes	☐ Included in rent ☒ This will be compensated according to a special agreement Appendix 2:5

Unforeseen costs

If, after the signing of the contract, there should arise unforeseen increases of costs due to

a)      introduced or raised costs for the building such as taxes, fees or duties decided by governmental or authoritative bodies

b)      general conversion measures, or similar, of the building, which not only concern the premises, and which are imposed on the landlord due to decisions by governmental or authoritative bodies the tenant will, based on the arisen increase of costs, financially compensate the landlord for amounted share of the premises in the total annual cost for the building.

The share of the premises is 8.04 percent. If the share has not been stated, it constitutes the tenant’s rent (excl. possible VAT) in relation to the rents in the building (excl. possible VAT) at the time of the increase of cost. For an unrented space, there will be an estimation of the market rent for the premises.

Taxes according to a) above does not include VAT or property taxes to the extent that this is compensated for according to agreement.

Unforeseen costs are those that at the time of the contract signing had not been decided by the below a) and b) stated authorities. The compensation is made payable according the regulations below regarding rent payment.

RENTAL LEASE	Page 3(4)
for premises	No 4026-3520

The signers have on this day come to the following agreement:	A tick in a box means that the following text is in force

VAT

☒ The landlord must pay VAT for renting out the premises. The tenant must pay current VAT apart from the rent on each occasion.

☐ If the landlord, after a decision by the IRS, will have to pay VAT for renting out the premises, the tenant must pay current VAT apart from the rent on each occasion.

The VAT paid together with the rent is calculated from the stated rent amount as well as, in accordance with the VAT rules for rents on each occasion, where appropriate, supplements and other compensations according to the leasing contract.

If the landlord becomes liable to VAT according to the regulations in the law regulating VAT, as a result of the independent actions of the tenant – such as subletting (also to own company), or transfer – the tenant must fully compensate the landlord with the equivalent amount. The tenant must also financially compensate the increase of costs following the landlord’s loss of deductible taxes for the management costs, caused by the actions of the tenant.

Rent payment	The rent is paid in advance without demand, the last working day before every ☐ start of a calendar month ☒ start of a calendar quarter by making rent payable to see invoice

Interest, reminder	When a rental payment is delayed the tenant must pay interest according to the law regulating this, as well as compensation for a written reminder according to the law. Compensation for reminders on each occasion corresponds to what is stated in regulations.

Maintenance etc.	The landlord shall carry out and bear the cost of necessary ☐ maintenance of premises equipment supplied by him	However, the tenant is responsible for	Appendix
	The tenant shall carry out and bear the cost of necessary ☒ maintenance of floor surfaces, walls and ceilings, as well as furnishings/fittings/fixtures supplied by the landlord.	In addition, the tenant’s maintenance obligation includes	Appendix
If the tenant does not fulfil his maintenance obligations and does not within a reasonable time carry out rectification work following a written demand, the landlord may fulfil these obligations at the tenant’s expense.
	☐ The allocation of maintenance obligations is found in appendix		Appendix

Management and operation

Unless otherwise agreed, it falls upon the landlord, where applicable, to take care of the management and operation of public and common areas.

The tenant has no right, without the written permission of the landlord, to carry out, within or without the premises, any fitting and/or installations and/or alterations which affect the structural components of the building or are important to the building, such as water and sewerage, electricity, ventilation, etc. which are the property of the landlord.

Sprinkler heads and ventilation may not be covered by any fixtures/fittings by the tenant, so that the functional ability of such equipment is reduced. It is the responsibility of the tenant to make sure that radiators and other heating equipment retain maintain their function in all significant respects.

Inspections	If an authority performs an inspection of the electricity and sprinkler systems which are the property of the tenant, and finds any defects, it is the responsibility of the tenant to pay for and carry out necessary measures within the time stated by that authority. If the tenant has not taken the right measures within the set time the tenant has the right to carry out the measures required by the authority, at the tenant’s expense.

Access to certain spaces	The tenant must keep spaces required by maintenance staff easily accessible, and the entrance to such spaces must not be blocked by cupboards, crates, goods or any other obstruction.

Building material specifications	If the tenant, in accordance with this agreement or at other times, performs maintenance, improvement or alteration work in the premises, he must provide the landlord with specifications of the building materials – to the extent that such exist – for the products and materials that are to be used on the premises, in good time prior to the execution of the work.

Planning and Building Code (PBL) fines	If the tenant performs alterations to the premises without a construction permit, and the landlord therefore is forced to pay a construction fee or supplemental fees, the tenant must reimburse the landlord with the corresponding amount.

Reduction of rent	The tenant has no right to a reduced rent while the landlord performs work to place the premises in the agreed condition, or other works stated in the agreement.
	☒ The tenant’s right to a reduced rent when the landlord performs customary maintenance of the leased premises or the building in itself is stated in an appendice.		Appendix 3:9

Requirements by authorities, etc.	It falls upon ☐ the landlord ☒ the tenant	To take responsible for and pay for the measures which might be required for the intended use of the premises by insurance companies, building authorities, environmental or health authorities, fire departments, or other relevant authorities after the date of taking possession.

RENTAL LEASE	Page 4(4)
for premises	No 4026-3520

The signers have on this day come to the following agreement:	A tick in a box means that the following text is in force

Signs, awnings, windows, doors, etc.

After consultation with the landlord, the tenant has a right to display a customary business sign provided that the landlord does not have justified cause for refusing, and that the tenant has received the necessary permits by relevant authorities. Upon surrender of the premises, it falls upon the tenant to restore the façade of the building to an acceptable condition.

When more extensive maintenance work takes place, such as renovation of facades, etc., it falls upon the tenant to fund, without compensation, take down and put signs, awnings and antennas back up.

The landlord promises not to fix vending machines and display cabinets on the outer walls of the premises let to the tenant without the tenant’s consent, and grants the tenant an option to fix vending machines and display cabinets on the said walls.

☐ The landlord ☒ The tenant is responsible for damage on ☒ windows ☒ display/shop windows ☒ entrance doors our facility ☒ signs ☐

☒ It is the responsibility of the tenant to sign and maintain a glass insurance for all the display windows and entrance door belonging to the premises.

Locks	It is the responsibility of ☐ the landlord ☒ the tenant to equip the premises with locks required by the tenant’s insurance company.

Force majeure	The landlord is free from the obligations undertaken in this agreement if these cannot, or can to an unreasonably high cost, be fulfilled due to wars or riots, work stoppages, blockades, fires, explosions or intervention by a public authority over which the landlord has no control and which could not have been foreseen.

Security	This agreement is contingent upon the provision of security in the form of a ☐ bank guarantee ☒ personal guarantee ☐	Appendix 5

Special provisions		Appendix

Signature